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                     U.S. HOME CORPORATION AND SUBSIDIARIES           EXHIBIT 12
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
           AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

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                                                       ===============================================================
                                                                                                        9 MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                       ===============================================================

                                                         1992     1993       1994     1995     1996     1996     1997
                                                         ----     ----       ----     ----     ----     ----     ----
COMPUTATION OF HISTORICAL RATIOS:

EARINGS--
  NET INCOME (LOSS) FROM CONTINUING OPERATIONS         $29,349  $ 78,606   $32,829  $36,920  $44,188  $31,514  $34,204
  ADD:
   PROVISION (BENEFIT) FOR INCOME TAXES OF U.S.
     HOME CORPORATION                                       --   (33,966)   19,697   22,152   11,713   18,114   20,087
   FIXED CHARGES OF U.S. HOME CORPORATION:
     INTEREST EXPENSE, NET                               2,483     1,453       537      692    1,507    1,170    1,086
     PREVIOUSLY CAPITALIZED INTEREST CHARGED
       TO COST OF SALES                                 23,338    22,342    28,871   27,555   30,786   22,063   25,231
     PORTION OF RENT EXPENSE REPRESENTATIVE OF THE
       INTERST FACTOR                                    1,381     1,562     1,820    1,833    1,941    1,439    1,670
   FIXED CHARGES OF JOINT VENTURES (PRINCIPALLY
     INTEREST)                                             355        97       183      238    1,129      102      329
                                                       ---------------------------------------------------------------

EARNINGS AS ADJUSTED                                   $56,906  $ 70,094   $83,937  $89,390  $91,264  $74,402  $82,607
                                                       ===============================================================

FIXED CHARGES, AS ADJUSTED, OF U.S. HOME CORPORATION:
   TOTAL INTEREST PAID OR ACCRUED                       15,693    23,373    31,357   32,687   34,991   26,023   29,134
   PORTION OF RENT EXPENSE AS ABOVE                      1,381     1,562     1,820    1,833    1,941    1,439    1,670
FIXED CHARGES OF JOINT VENTURES                            376       239       227      269      472      354      424
                                                       ---------------------------------------------------------------
                                                        17,450    25,174    33,404   34,789   37,404   27,816   31,228
                                                       ===============================================================

RATIO OF EARNINGS TO FIXED CHARGES                       3.261     2.784     2.513    2.569    2.440    2.675    2.645
                                                       ===============================================================
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